Exhibit 10.9
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.
LICENSE AGREEMENT
This License Agreement (the “Agreement”) made and executed as of [***], by and between Mitsubishi Tanabe Pharma Corporation, a corporation organized under the laws of Japan and having its principal place of business at 2-10 Dosho-machi, 3-chome, Chuo-ku, Osaka 541-8505, Japan (“MTPC”), and Mineralys Therapeutics, Inc., a corporation organized under the laws of the state of Delaware and having its principal of business at 100 Pine Street, Suite 1250, San Francisco, CA 94111, U.S.A. (“MINERALYS”). MTPC and MINERALYS are sometimes referred to individually as a “Party” and collectively as “Parties”.
WITNESSETH:
WHEREAS, MTPC has developed, owns or controls, or in the future may own or control, certain patent rights and know-how relating to the compound referred to as MT-4129;
WHEREAS, MINERALYS desires to obtain from MTPC a license to develop and commercialize MT-4129; and
WHEREAS, MTPC is willing to grant MINERALYS a license to develop and commercialize MT-4129 subject to the terms and conditions set forth below.
NOW THEREFORE, in consideration of the premises and of the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows:
Article 1
Definitions
1.1    Definitions. For purposes of this Agreement, the capitalized terms used in this Agreement shall have the defined meanings set forth below or elsewhere in this Agreement. Capitalized singular, plural, and other variant forms of the defined terms shall have the corresponding meanings.
1.1.1    “Affiliates” means, with respect to a particular Person, another Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including without limitation, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.1.2    “API” means Compound in bulk form for manufacture of a Product.
1.1.3    “Asia” means Japan, Taiwan, Indonesia, East Timor, South Korea, Mongolia, the Philippines, Vietnam, Laos, Cambodia, Thailand, Malaysia, Singapore, Burney, Myanmar, Nepal, Sri Lanka, Bangladesh, Bhutan, Maldives, Palau, Tonga and India, and their territories and possessions.
1.1.4    “Business Day” means each day of the week excluding Saturday, Sunday, U.S. federal holidays, Japanese national holidays, bank holidays in Japan or in New York, New York, U.S. and non-working days of either Party’s office in Japan or the U.S.

1.1.5    “Calendar Quarter” means the respective periods of three (3) consecutive months ending on the 31st day of March, the 30th day of June, the 30th day of September and the 31st day of December.
1.1.6    “Calendar Year” means the period of twelve (12) consecutive months beginning on the 1st day of January and ending on the 31st day of December.
1.1.7    “C.F.R.” means the U.S. Code of Federal Regulations.
1.1.8    “CMC” means chemistry, manufacturing, and controls.
1.1.9    “CMO” means contract manufacturing organization.
1.1.10    “Combination Product” means any product that contains a Compound and one or more additional active pharmaceutical ingredients other than a Compound (each such additional active pharmaceutical ingredient, an “Other Product”), whether co-formulated or co-packaged.
1.1.11    “Commercially Reasonable Efforts” means, with respect to MINERALYS’s obligations under the Agreement to Develop or commercialize a Product, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices of [***].
1.1.12    “Competing Product” means an [***], other than a Compound or Product, that is being developed or commercialized for the treatment of [***].
1.1.13    “Compound” means
(i)MTPC’s proprietary compound code named MT-4129 (as defined below);
(ii)[***]; and
(iii)pro-drugs, hydrates, solvates, conjugates, salts, esters, polymorphs, metabolites, intermediates, complexes, co-crystals, or isomers of any compound included in clause (i) or (ii) above (this (iii) means “Sub-Compound”).
1.1.14    “Control” or “Controlled” means, with respect to any materials, Know-How, Patents or other intellectual property, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such materials, KnowHow, Patents, or other intellectual property to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.
1.1.15    “Cost of Goods” means, with respect to any Compound or Product, the fully burdened cost and expense to manufacture or supply such Compound or Product, which means: [***].
1.1.16    “Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Compound or Product, including without limitation research data, clinical pharmacology data, CMC data (including without limitation analytical and quality control data and stability data), pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND, NDA or MAA with respect to any Compound or Product.
1.1.17    “Development” means to research, develop (including without limitation clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or Product, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies, including without limitation work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Develop” have correlative meanings.
1.1.18    “Development Plan” means MINERALYS’s plan for Development of Product with respect to the POC Period Studies; the Development Plan is attached thereto as Exhibit B, and may be amended from time to time by MINERALYS, with good faith consideration of MTPC’s reasonable comments.
1.1.19    “Effective Date” means the execution date of this Agreement and shall be as set forth above.
1.1.20    “EMA” means the European Medicines Agency, or any successor Regulatory Authority.
1.1.21    “EU” means the member states of the European Union or the European Economic Area at the Effective Date and any countries that will become a member state of European Union and/or the European Economic Area at the relevant time during the Term and United Kingdom. For clarity, countries that are officially recognized as member states of European Union and/or the European Economic Area as of the Effective Date, but subsequently cease to be member states will continue to be treated as member states of European Union and/or the European Economic Area in connection with this Agreement.
1.1.22    “Exploit” means to make, have made, import, use, sell, or offer for sale, including without limitation to research, Develop, commercialize, register, hold, keep (whether for disposal or otherwise), have used, transport, distribute, promote, market, have sold or otherwise dispose of.
1.1.23    “FDA” means the U.S. Food and Drug Administration or any successor Regulatory Authority.
1.1.24    “Field” means the prevention, treatment, diagnosis, detection, monitoring or predisposition testing with respect to indications, diseases and conditions in humans.
1.1.25    “Filing” means the filing of NDA, MAA or any applicable application with the applicable Regulatory Authority.
1.1.26    “First Commercial Sale” means, with respect to a Product in a country in the MINERALYS Territory, the first sale by MINERALYS or any of its Affiliates or Sublicensees to a Third Party for use or consumption of the Product by the general public following receipt of Regulatory Approval for such Product in a country in the MINERALYS Territory. Any sale of Product by MINERALYS to its Affiliate or

Sublicensee shall not constitute a First Commercial Sale. Sales or transfers of the Product for clinical trial purposes, compassionate or similar use, named patient sales or indigent programs shall not be considered a First Commercial Sale.
1.1.27    “GCP” means current good clinical practices, as set forth in 21 C.F.R. Parts 50, 54, 56, 312, and 314, and as interpreted by relevant ICH guidelines, in each case, as amended from time to time.
1.1.28    “Generic Competition” means with respect to a given Product in any country in a Calendar Quarter, that, during such Calendar Quarter, (a) one or more Generic Products are commercially available in such country and (b) Net Sales of such Product decline by [***] for [***], as compared with the average Net Sales of such Product in such country for the [***] immediately preceding the Calendar Quarter in which the first Generic Product is launched in such country.
1.1.29    “Generic Product” means, with respect to a Product in a country in the MINERALYS Territory, another pharmaceutical product that (a) is sold by a Third Party in such country for such Product, and (b) either (i) contains the Compound of such Product as an active pharmaceutical ingredient or (ii) is approved in reliance, in whole or in part, on the prior approval of such Product as determined by the applicable Regulatory Authority pursuant to 21 U.S.C. 355(b)(2), 21 U.S.C. 355(j), a separate approval, compendia listing, other drug approval application or other approval, including without limitation foreign equivalents.
1.1.30    “GLP” means current good laboratory practices, as set forth in 21 C.F.R. Part 58 or an applicable foreign equivalent, and as interpreted by relevant ICH guidelines, in each case, as amended from time to time.
1.1.31    “Global Clinical Trials” means any clinical trial or clinical study that is conducted (i) after the POC Period Studies and (ii) across countries within the MINERALYS Territory for obtaining Regulatory Approval of the Product in such country.
1.1.32    “Global Clinical Trials Development Plan” means initial and rough Development plans of the Global Clinical Trials, an initial Global Clinical Trials Development Plan attached hereto as Exhibit B, and may be amended from time to time by MINERALYS.
1.1.33    “GMP” means all requirements and standards applicable to the manufacture of pharmaceutical products for marketing and sale including without limitation good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211 and in the European Union specified in the current Eudralex Volume 4 and all relevant guidelines and directives, including without limitation 2003/94/EC and 2001/83/EC, as amended by 2004/27/EC, or an applicable foreign equivalent and as interpreted by relevant ICH guidelines and the Pharmaceutical Inspection Co-operation Scheme requirements and other applicable laws and regulations.
1.1.34    “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.1.35    “IND” means an Investigational New Drug Application filed with the FDA in the U.S. or a corresponding application filed with a Regulatory Authority in any other country, in either case for the Development of a Product in the Field.

1.1.36    “Indication” means, for a given Product, (i) an indicated disease or condition for treatment and (ii) that is or is intended to be described in the Product label as required by the Regulatory Approval sought or granted by the applicable Regulatory Authority.
1.1.37    “Joint Know-How” means all Know-How that is discovered, made, or conceived in connection with the Development of a Compound or Product, jointly by (a) employee(s) of MTPC or other(s) acting under authority from MTPC (including without limitation its Affiliates, subcontractors, licensees, Sublicensees, consultants, outside contractors, clinical investigators and other agents) and (b) employee(s) of MINERALYS or other(s) acting under authority from MINERALYS (including without limitation its Affiliates, subcontractors, Sublicensees, consultants, outside contractors, clinical investigators and other agents).
1.1.38    “Joint Patent Rights” means any and all Patent Rights claiming Joint Know-How.
1.1.39    “Joint Technology” means Joint Patent Rights and Joint Know-How.
1.1.40    “Know-How” means knowledge, scientific information, formulae, processes, plans, inventions, technical information, product information, test procedures, experience, data, technology, design information, material, trade secrets, data, results and other information and knowledge in tangible or intangible form, regardless of whether patentable or patented or not including but not limited to regulatory documents with respect to Compounds and/or Products, including but not limited to regulatory applications, regulatory approval packages and correspondence with regulatory authority. The fact that all or a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation from being Know-How. Know-How shall not include Patent Rights.
1.1.41    “MAA” means a Market Authorization Application filed with (and the submission of which has been accepted by) the EMA.
1.1.42    “Major European Countries” means France, Germany, Italy, Spain or the United Kingdom.
1.1.43    “Major Markets” means the U.S., the Major European Countries, Japan and China. “Major Market” means any one of the foregoing countries or regions.
1.1.44    “Material Transfer Agreement” means the Materials Transfer Agreement between the Parties dated June, 25, 2020.
1.1.45    “MINERALYS Know-How” means all Know-How that encompass or relate to Compounds and/or Products or that are necessary or useful for the discovery, Development, manufacture and/or commercialization or other Exploitation of Compounds and/or Products, that are Controlled by MINERALYS or its Affiliates as of the Effective Date or during the Term.
1.1.46    “MINERALYS Patent Rights” means all Patent Rights Controlled by MINERALYS or its Affiliates as of the Effective Date or during the Term claiming [***], the Compound or Product.

1.1.47    “MINERALYS Technology” means the MINERALYS Know-How and the MINERALYS Patent Rights.
1.1.48    “MINERALYS Territory” means worldwide.
1.1.49    “MT-4129” means [***].
1.1.50    “MTPC Know-How” means all Know-How that encompass or relate to Compounds and/or Products or that are necessary or useful for the Exploitation, including without limitation discovery, Development, manufacture and/or commercialization, of Compounds and/or Products, that are Controlled by MTPC as of the Effective Date or during the Term. As of the Effective Date, MTPC Know-How is listed in Exhibit C.
1.1.51    “MTPC Patent Rights” means all Patent Rights Controlled by MTPC as of the Effective Date or during the Term claiming [***], the Compound or Product, including without limitation all patents and/or patent applications set forth in Exhibit A as of the Effective Date.
1.1.52    “MTPC Technology” means MTPC Patent Rights and MTPC Know-How.
1.1.53    “Negotiation Right Territory” means [***].
1.1.54    “NDA” means New Drug Application submitted (and the submission of which has been accepted) to the FDA in the U.S.
1.1.55    “Net Sales” means, with respect to any Product, the gross amounts billed or invoiced by MINERALYS, its Affiliates or its Sublicensees to Third Parties that are not Sublicensees for the sale or other transfer for consideration of Products, less the following deductions from gross invoiced sales amounts determined in each case in accordance with the generally accepted accounting principles (GAAP) as practiced in the U.S., and only to the extent attributable to Products: [***].
If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s length transactions in the relevant country during the applicable Calendar Quarter.
Net Sales will not include any payments among MINERALYS, its Affiliates and Sublicensees, to the extent such payors are not the end users of the applicable Product. [***]
1.1.56    “Patent Rights” means patents and patent applications, together with any unpublished patents and patent applications claiming priority thereto, and any continuations, continuations-in-part, reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including without limitation all confirmations, revalidations, patents of addition, patent cooperation treaty applications, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing.
1.1.57    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.
1.1.58    “Phase II Study(ies)” means a human clinical trial of a Product, the principle purposes of which is to make a preliminary determination that such Product is safe for its intended use and to obtain information about such Product’s efficacy to permit the design of further clinical trials or a similar clinical study prescribed by the regulatory authorities and would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. §312.21(b) (or its successor regulation), or an equivalent registration outside the U.S.
1.1.59    “Phase III Study” means a human clinical trial of a Product that would satisfy the requirements for a Phase 3 study as defined in either 21 C.F.R. § 312.21(c) (or its successor regulation) or in the ICH E8 Guideline (or its successor regulation), or an equivalent registration outside the U.S.
1.1.60    “POC Period” is the time from the Effective Date to the earlier of (i) [***] or (ii) [***].
1.1.61    “POC Period Studies” means the first group of Phase II Studies of MT-4129 as specified in Exhibit B, wherein such studies are required to be completed prior to Global Clinical Trials for the first Indication for a first Product containing MT-4129, including, but not limited to, a proof of concept Phase II Study of MT-4129.
1.1.62    “Post-Registration Studies” mean clinical studies which are conducted for any reason in a particular country after Regulatory Approval of Product has been obtained from the appropriate Regulatory Authority in that country, which studies are conducted for the purpose of enhancing commercial acceptability of the Product or that are required by such Regulatory Authority.
1.1.63    “Product” means any pharmaceutical product containing a Compound (alone or with other active ingredients), in all forms, presentations, formulations, methods of administration and dosage forms.
1.1.64    “Regulatory Approval” means the act of a Regulatory Authority necessary for the marketing and commercial sale of a pharmaceutical product in a country or regulatory jurisdiction, including without limitation the approval of an NDA by the FDA or MAA by the EMA and reimbursement approval, where required.
1.1.65    “Regulatory Authority” means (a) the FDA; (b) EMA; or (c) any supranational, national or local agency, authority, department, inspectorate, ministry official, parliament or public or statutory person of any government of any country having jurisdiction over any of the activities contemplated by the Agreement or the Parties, or any successor bodies thereto.
1.1.66    “Regulatory Documents” means, with respect to the Compound and Product, all INDs or other regulatory applications submitted to any Regulatory Authority, Regulatory Approval packages, pre-clinical and clinical data (including without limitation SAS datasets) and information, regulatory materials, drug dossiers, master files (including without limitation DMFs), and any other reports, records, regulatory correspondence and other materials relating to Development or Regulatory Approval of the Compound or Product, including without limitation those materials necessary or useful to Exploit the Product, including without limitation any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, and any safety database.
1.1.67    “Sublicensee” means a Third Party or an Affiliate of MINERALYS to whom MINERALYS grants a sublicense to Develop or commercialize any Compound or Product in the Field in the MINERALYS Territory, as the case may be, beyond the mere right to purchase Products from MINERALYS and its Affiliates. MTPC or any of its Affiliates shall not be deemed a Sublicensee for purposes of this Agreement.
1.1.68    “Technology” means Patent Rights and Know-How.
1.1.69    “Third Party” means any person or entity other than (a) MTPC, (b) MINERALYS, or (c) an Affiliate of either Party.
1.1.70    “U.S.” means the United States of America.
1.1.71    “Valid Claim” means (a) a claim in an issued MTPC Patent Right that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a MTPC Patent Right that has been pending [***] or less from the date that the prosecuting Party first receives an action on the merits for such MTPC Patent Right (excluding restriction requirements, notices to file missing parts, and the like), provided, however that, if any such claim issues after such [***], it will thereafter be considered a Valid Claim and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.
Article 2
Grant of License
2.1    License Grant to MINERALYS. Subject to the terms and conditions of this Agreement MTPC hereby grants to MINERALYS an exclusive (even as to MTPC), royalty-bearing license under the MTPC Technology to Exploit the Compounds and Products in the Field in the MINERALYS Territory. The right granted to MINERALYS under this Section 2.1 shall be (a) sublicensable through multiple tiers to its Affiliates at any time without the consent of MTPC and (b) sublicensable through multiple tiers to Third Parties at any time without the consent of MTPC but with written notice to MTPC to be provided before the date of such sublicense, provided, however, that MINERALYS shall remain obligated to MTPC for the performance of its Sublicensees with respect to MINERALYS’s obligations under the terms of this Agreement, including without limitation making all payments due to MTPC under the terms of this Agreement with respect to the activities of its Sublicensees under the terms of this Agreement. [***].
2.2    Reserved Right. MTPC hereby expressly reserves (a) all rights to practice under the MTPC Technology outside of the scope of the licenses granted in Section 2.1, for any and all purposes and (b) the right to conduct all activities to be conducted by MTPC as contemplated by this Agreement.
2.3    Right of First Refusal. During the Term, MINERALYS shall grant MTPC a right of first refusal, subject to the conditions as follows:
(a)    MINERALYS shall provide prior written notice to MTPC before entering into any negotiations with a Third Party regarding a potential sublicense agreement for the Compound and/or any Product with respect to the Negotiation Right Territory (the “Negotiation Notice”).
(b)    Within ninety (90) days of MTPC’s receipt of such Negotiation Notice (the “Negotiation Period”), MTPC may elect to negotiate with MINERALYS with respect to such potential sublicense of rights granted under Section 2.1 and license to applicable MINERALYS Technology (collectively “Negotiation Right Territory Sublicense”) and execute a definitive agreement on the terms and conditions of such Negotiation Right Territory Sublicense. Unless MTPC has not commenced negotiations with MINERALYS for a Negotiation Right Territory Sublicense within thirty (30) days of receiving the Negotiation Notice, during the Negotiation Period, MINERALYS shall not enter into any [***] agreement with any Third Party with respect to such potential sublicense agreement, but shall not be prevented from [***].
(c)    If within thirty (30) days of receiving the Negotiation Notice, MTPC has not [***] with MINERALYS for a Negotiation Right Territory Sublicense, or if the Parties [***] such potential Negotiation Right Territory Sublicense within the Negotiation Period, then MINERALYS shall be free to enter into any [***] agreement with any Third Party with respect to such potential sublicense agreement.
(d)    If the Parties are able to reach agreement on the terms and conditions [***] of such Negotiation Right Territory Sublicense within the Negotiation Period, such agreement shall include:
i.              MINERALYS shall grant to MTPC a right of reference to [***], solely for use in the elected country(ies) in the Negotiation Right Territory. [***].
ii.               MINERALYS shall provide [***].
iii.              MINERALYS shall grant to MTPC the non-exclusive right to make and have made Compounds and/or any Product for the purpose of commercialization in the elected country(ies) in the Negotiation Right Territory. [***]. Notwithstanding the foregoing, following receipt of Regulatory Approval for such Product and [***] in a country in the

Negotiation Right Territory, the Parties shall discuss in good faith and agree on [***] to take into account [***].
2.4    Right of Negotiation. If MTPC is interested in obtaining rights to compounds or products Controlled by MINERALYS other than a Compound or Product in the Field, MTPC will notify MINERALYS in writing. MINERALYS agrees to negotiate in good faith, for a period of up to sixty (60) days, a non-exclusive, royalty-bearing license under the MINERALYS Technology to Exploit such compounds or products on terms and conditions to be mutually agreed to by the Parties in their discretion. If, notwithstanding such good faith negotiations, the Parties are unable to mutually agree to such terms and conditions, MINERALYS shall have no further obligations to MTPC under this Section 2.4. Notwithstanding anything to the contrary in this Section 2.4, MINERALYS retains the right to negotiate with any Third Party at any time with respect the MINERALYS Technology.
2.5    No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party any license or other right with respect to any Technology or other intellectual property rights of such Party.
Article 3
Financials
3.1    Upfront Payment. Within [***] of the Effective Date, MINERALYS shall pay MTPC a one-time, non-refundable, non-creditable payment of one million U.S. dollars (US$1,000,000).
3.2    Milestone Payments.
3.2.1    Development Milestone Payments. MINERALYS shall notify MTPC of the first achievement of each milestone event as described below (whether by MINERALYS or its Affiliate or a Sublicensee). Within [***] after each such notice, MINERALYS shall pay to MTPC the one-time, [***] milestone payment corresponding to such milestone event listed below. All figures below are in U.S. dollars (US$), with 1M = 1 Million. The maximum aggregate payment for development milestones as set forth in this Section 3.2.1 shall be [***].

Development Milestone Events	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.2.2    Sales Milestone Payments. Within [***] after the end of each calendar year in which aggregated annual Net Sales of a Product in the MINERALYS Territory by MINERALYS, its Affiliates and Sublicensee(s) first reach or exceed any threshold indicated in the milestone events listed below, MINERALYS shall pay to MTPC the corresponding one-time, [***] milestone payment set forth below. Such payments will be accompanied by a report containing its calculation thereof. All figures below are in U.S. dollars (US$), with 1M = 1 Million. The maximum aggregate payment for sales milestones as set forth in this Section 3.2.2 shall be [***].

Sales Milestone Events	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
3.3    Royalties.
3.3.1    Royalty Payment. During the Royalty Term for each Product, MINERALYS shall pay MTPC the following incremental running royalties, based on the aggregate annual Net Sales on a Product-by-Product basis (aggregated across all countries and Indications for such Product) in the MINERALYS Territory by MINERALYS, its Affiliates and Sublicensee(s). All figures below are in U.S. dollars (US$), with 1M = 1 Million.

Royalty Thresholds: Aggregate annual Net Sales for each Product in the MINERALYS Territory across all Indications	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
3.3.2    Royalty Term. Royalties shall be paid on a Product-by-Product and country-by-country basis as of First Commercial Sale of Product in the applicable country and shall continue until the latest of (i) the expiration in such country of the last to expire Valid Claim of the last to expire patent within the MTPC Patent Rights where the sale or the approved use of the applicable Product in such country would infringe such Valid Claim absent ownership of such patent or the license granted to MINERALYS under the Agreement; (ii) ten (10) years from the First Commercial Sale of such Product in such country; or (iii) the expiration of any applicable regulatory, pediatric, orphan drug or data exclusivity (such period being the “Royalty Term” for a particular Product).
3.3.3    Royalty Adjustment. The royalties payable, pursuant to Section 3.3.1, by MINERALYS on Net Sales of a Product in a country shall be reduced by [***] if the condition in subclause (i) in Section 3.3.2 is met (irrespective of whether the condition in subclause (ii) or (iii) in Section 3.3.2 has been met) with respect to such Product and such country. The royalties payable, pursuant to Section 3.3.1 as may be reduced by the preceding sentence, by MINERALYS on Net Sales of a Product in a country shall be reduced by [***] Generic Competition with respect to a such Product [***]. [***] the royalties payable pursuant to Section 3.3.1, as may be reduced by the two preceding sentences, by MINERALYS on Net Sales of a Product in a country shall be reduced by an amount equal to [***] of any royalties or other payments paid by MINERALYS or its Affiliates for such license. [***]. Notwithstanding the foregoing, the royalties payable under Section 3.3.1 taking into account the adjustments under this Section 3.3.3 shall not be reduced in any such event below [***] of the amount that would otherwise be due pursuant to Section 3.3.1 with respect to sales of a Product in a country [***].
3.3.4    Royalty Payments and Reports. MINERALYS shall pay royalties on Net Sales no later than [***] if MINERALYS has not granted any sublicense to sell Products under this Agreement (or [***] if MINERALYS has granted any sublicense to sell Products under this Agreement) after the end of each Calendar Quarter in which such Net Sales are made. Such payments will be accompanied by a report containing the following information with respect to each Product as it pertains to the preceding Calendar Quarter just ended:
(a)    the gross sales of such Product during the relevant Calendar Quarter in each country or region in the MINERALYS Territory in which such sale occurred (separately stated for each Sublicensee and each country or region);
(b)    the computation of the Net Sales of such Product during the relevant Calendar Quarter based on the U.S. dollar value determined in (a) above, including an accounting of any allowed deductions from the gross sales to arrive at the Net Sales, and the exchange rates used for converting foreign currency to U.S. dollars in accordance with Section 3.5 hereof;
(c)    the computation of earned royalties of such Product during the relevant Calendar Quarter based on the Net Sales; and
(d)    a detailed accounting of any credits against earned royalties or milestone permitted hereunder.
If no earned royalties are due for a Calendar Quarter after Regulatory Approval for marketing approval for the relevant Product in the MINERALYS Territory, MINERALYS shall so report. MINERALYS shall use its Commercially Reasonable Efforts to provide MTPC a Net Sales report as frequently as MTPC may request, but in no event more frequently than once per Calendar Quarter for accounting purposes. The frequency and schedule of such Net Sales reports shall be discussed and agreed upon by the Parties when requested by MTPC.
3.4    Tax. Subject to the other provisions of this Section 3.4, MINERALYS will bear all taxes and charges assessed or imposed by a governmental authority on MINERALYS, including withholding taxes imposed on payments by MINERALYS under this Section 3.4. However, MINERALYS will have no accountability for any taxes imposed by a governmental authority on MTPC including without limitation income tax imposed on MTPC or its Affiliates by Japan (or other country) or a political or governmental subdivision thereof. In the event that MINERALYS is required to withhold any tax to the tax or revenue authorities in any country regarding any payment to MTPC due to the laws of such country, such amount will be deducted from the payment to be made by MINERALYS, and MINERALYS will promptly notify MTPC of such withholding and, within [***] after making such deduction, furnish MTPC with copies of any tax certificate or other documentation evidencing such withholding, subject to MTPC’s timely assistance, including, but not limited to, sending documents necessary for minimizing such deduction. MINERALYS shall [***] reasonably cooperate with MTPC in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with any claim to a refund or a credit for any such withholding taxes.
3.5    Method of Payment. All payments to be made by MINERALYS or its Affiliates to MTPC or its Affiliates hereunder shall be in immediately available funds via a bank wire transfer or any other means of electronic funds transfer, at MINERALYS’s election, to the bank account designated separately by MTPC to MINERALYS prior to the Effective Date.
3.6    Currency. All payments shall be made in U.S. dollars.
3.7    Calculation of Payment. With respect to Net Sales invoiced in U.S. dollars, the Net Sales or expense amounts due to MTPC hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the currency in which such Net Sales were invoiced or such expense was incurred together with the U.S. dollar equivalent, calculated using the average of the daily telegraphic transfer middle (“TTM”) rates during each Calendar Quarter in which the Net Sales were made based on rates published by the [***] or any other source as agreed to by the Parties in writing and using the methodology used by MINERALYS for financial reporting in accordance with the U.S. generally accepted accounting principles.
3.8    Records and Audits. As applicable, MINERALYS shall keep, and shall cause its Affiliates and Sublicensees to keep, full and accurate records and books of account containing all particulars that is necessary for the purpose of calculating Net Sales or other payments due to MTPC pursuant to this Agreement. Such books of account, with all necessary supporting data, shall be kept by MINERALYS at its place of business or at another location under its control for the longer of (i) [***] or (ii) as required under applicable law, following the end of the calendar year to which each shall pertain. MINERALYS shall permit an independent nationally recognized accounting firm selected by MTPC and reasonably acceptable to MINERALYS, which acceptance shall not be unreasonably withheld, delayed or conditioned, to have access after reasonable advance notice and during normal business hours to such records as may be reasonably necessary to verify the accuracy of MINERALYS’s reports of Net Sales as provided herein. All such verifications shall be conducted at the expense of MTPC and not more than [***] and [***] period after the expiration or termination of this Agreement. In the event such accounting firm concludes that adjustments should be made in MINERALYS’s favor, then MINERALYS shall have a credit against future royalties payable to MTPC, or be promptly reimbursed by MTPC if no future royalties are payable to MTPC, such as at the end of the Royalty Term, in the amount of the overpayment. In the event such accounting firm concludes that adjustments should be made in MTPC’s favor, then the amount of the underpayment plus accrued interest at a rate announced by [***] as its prime rate in effect on the date that such payment was first due plus [***] per annum shall be paid by MINERALYS within [***] of the date MINERALYS receives MTPC’s accounting firm’s written report so concluding, unless MINERALYS has a good faith dispute as to the conclusions set forth in such written report, in which case MINERALYS shall provide written notice to MTPC within such [***] period of the nature of its disagreement with MTPC’s accounting firm’s written report. The Parties shall thereafter, for a period of [***], attempt in good faith to resolve such dispute and if they are unable to do so then the matter will be submitted to dispute resolution in accordance with Section 16.7 hereof. The fees charged by such accounting firm shall be paid by MTPC unless the audit discloses that adjustments in favor of MTPC for the period are [***] or more of the aggregate amount paid or payable by MINERALYS to MTPC during the applicable period, in which case MINERALYS shall pay the reasonable fees and expenses charged by such accounting firm within [***] after receipt of the invoice for such audit. The Parties agree that all information subject to review under this Section 3.8 is Confidential Information of MINERALYS and that MTPC shall cause its accounting firm to retain all such information subject to the substantially similar confidentiality restrictions of Article 12 hereof.
3.9    Late Payment. Any payments owed by MINERALYS under this Agreement that are not paid on or before the date such payments are due shall accrue daily interest, to the extent permitted by law, at the rate announced by [***] (or its successor) [***] per annum.
Article 4
Development
4.1    Development Diligence.
4.1.1    MINERALYS shall use Commercially Reasonable Efforts to conduct and complete the Development activities and to File for Regulatory Approval of at least one (1) Product in the Major Markets. MINERALYS shall also consider in good faith to Develop at least one (1) Product in at least one (1) country in the MINERALYS Territory that is not a Major Market. For clarity, MTPC shall have no obligation to conduct any of the Development activities and make additional Data.
4.1.2    Commitment to MT-4129. Notwithstanding the foregoing, MINERALYS shall [***] Development of the Compound [***] in accordance with the Development Plan.
4.1.3    MTPC Cooperation. In accordance with the schedule set forth in Exhibit C [***], MTPC will disclose to MINERALYS certain data as specified in Exhibit C that are owned or otherwise Controlled by MTPC as of the Effective Date and are necessary or useful to Exploit the Compound and Product in the Field in the MINERALYS Territory. [***]. For a period of [***] after the Effective Date, as reasonably requested by MINERALYS [***], MTPC agrees to provide MINERALYS with reasonable technical assistance in relation to the use and practice of such MTPC Know-How set forth in Exhibit C, to the extent reasonably necessary or useful for MINERALYS to File the IND under POC Period Studies and to assume manufacturing of Compounds (including without limitation facilitation of transfer of supplier relationships), including without limitation reasonable access to personnel of MTPC or its Affiliates who are familiar with the Compounds or MTPC Know-How, and CMC information and/or data obtained from clinical trials conducted with respect to the Compounds. [***]. For clarity, MTPC Know-How shall be specified in Exhibit C, including without limitation all preclinical reports that was generated by or on behalf of MTPC or its Affiliates prior to the Effective Date, that is reasonably necessary or useful for MINERALYS to exercise its rights under the licenses granted in Section 2.1, for any Compound or Product. At least [***] during the Term, MTPC shall provide to MINERALYS or its permitted designee all new MTPC Know-How as specified in Exhibit C generated since the last such disclosure, if any, that is reasonably necessary or useful for MINERALYS to exercise the license granted in Section 2.1. Upon MTPC’s receipt of MINERALYS’s [***] written request for quantity and timing of shipments, MTPC shall supply, in accordance with the terms and conditions of this Agreement, to MINERALYS, free of charge, all API and Compounds (“Clinical Supplies”) as specified in Exhibit D that are owned or controlled by MTPC and in MTPC’s possession at the time of MINERALYS’s request [***] and that are necessary or useful for MINERALYS to Develop the Compounds or Products in accordance with this Agreement. The detail and timing of the Clinical Supplies is as set forth in Exhibit D. MTPC shall provide copies of relevant information and documentation regarding quality, safety, and stability, which shall be separately agreed by both Parties, including without limitation stability data, certificates of analysis and compliance, and other Regulatory Documents relating to such Clinical Supplies. MTPC shall deliver the Clinical Supplies, [***].
4.2    MINERALYS’s POC Study. Before the initiation of the POC Period Studies, MTPC has the right to discuss the Development Plan with MINERALYS, including without limitation schedule and protocol for the POC Period Studies, and MINERALYS shall consider in good faith MTPC’s reasonable comments on the POC Period Studies.
4.2.1    MINERALYS shall use Commercially Reasonable Efforts to perform the POC Period Studies of a Product containing MT-4129 in the first Indication by the end of the POC Period unless (i) there is a regulatory delay caused by a Regulatory Authority or (ii) there are restrictions or delays on the conduct of clinical trials that are beyond MINERALYS’s control, including without limitation due to the COVID-19 pandemic, in which case the POC Period shall be extended by the length of time to be agreed upon by the Parties.
4.2.2    Upon the receipt of the interim analysis or top line data of the POC Period Studies for a Product containing MT-4129, MINERALYS shall promptly disclose and deliver to MTPC such interim analysis or top line data. Upon the receipt of the clinical study report of the POC Period Studies for a Product containing MT-4129, MINERALYS shall promptly disclose and deliver to MTPC such clinical study report including without limitation all Data and information generated from the POC Period Studies in English. Within [***] after the POC Period, MINERALYS shall determine whether to commence Global Clinical Trials including additional Phase II Studies or Phase III Studies for a Product containing MT-4129 regarding at least one of such completed POC Period Studies.
4.2.3    Notwithstanding the above, MINERALYS shall notify MTPC in writing within [***] after MINERALYS’s board of directors makes a formal determination not to proceed with its efforts to conduct Global Clinical Trials including additional Phase II Studies or Phase III Studies for a Product containing MT-4129 during the POC Period.
4.2.4    In the event that MINERALYS makes a determination not to proceed with its efforts to conduct Global Clinical Trials and notifies MTPC of such determination for a

Product containing MT-4129 under Section 4.2.3, this Agreement shall be terminated effective as of the date of such notification, and the provisions of Section 15.8.2 shall apply.
4.3    MINERALYS’s Responsibility. MINERALYS (including without limitation through its Affiliates and Sublicensees) shall be responsible (including without limitation decision-making), at its sole cost and expense, for all the Development of Compounds and Products, including without limitation clinical trials and formulation studies that are necessary for or otherwise support obtaining and maintaining Regulatory Approval in the MINERALYS Territory.
4.4    Plans of Development. The Development of the Compounds and Products in the Field by MINERALYS in the MINERALYS Territory shall be conducted pursuant to the Development Plan. In addition, MINERALYS shall prepare a Global Clinical Trials Development Plan. The initial Development Plan and the initial Global Clinical Trials Development Plan shall be attached as Exhibit B. MTPC shall have the opportunity to review and comment on the Development Plan, and the Development Plan may be amended by MINERALYS with prior notice to MTPC and good faith consideration of MTPC’s reasonable comments. The Global Clinical Trials Development Plan may be amended from time to time by MINERALYS with a prior or posterior notice to MTPC.
4.5    Records and Updates. MINERALYS shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall [***] Development activities pursuant to this Agreement. During the Term, MINERALYS shall keep MTPC [***] Development activities with respect to Compounds and Products in the Field in the MINERALYS Territory conducted by it pursuant to this Agreement as follows: (a) [***] and (b) [***].
4.6    Use of Subcontractors. MINERALYS may perform any activity for which it is responsible under this Article 4 through a subcontractor, provided that (a) MTPC’s rights hereunder shall not be [***] as a result of such subcontracting; and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of intellectual property which are substantially the same as those undertaken by the parties pursuant to Article 12 and Sections 9.1, 9.2, 9.3 and 9.4.
4.7    Performance Standards. In conducting any activity pursuant to this Article 4, MINERALYS shall: (a) comply with all applicable laws, rules and regulations and applicable regulatory standards, including, as applicable, GLP, GMP and GCP; and (b) prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes and reports in good scientific manner and in sufficient detail for patent and regulatory purposes, which shall fully and properly reflect all work done, results achieved, data generated, and inventions made in whole or in part, by MINERALYS. [***].
4.8    Development Costs. MINERALYS shall be responsible for all Development costs, including POC Period Studies costs, non-clinical studies costs and Global Clinical Trials costs, except for MTPC’s provision of (i) a draft of the IND prepared for potential submission to FDA and (ii) a clinical trial application submitted to Regulatory Authority in the Netherlands, both are on AS-IS basis.
Article 5
Regulatory and Post Registration
5.1    Regulatory Strategy. As between the Parties, MINERALYS shall be solely responsible for developing a coordinated global regulatory strategy for interacting with Regulatory Authorities and, during the POC Period, MINERALYS shall consider in good faith all reasonable comments from MTPC. For clarity, MTPC shall have no obligation to conduct any of the regulatory activities and make additional Data.
5.2    MINERALYS’s Responsibility. MINERALYS shall be responsible for preparing and Filing all required documents and applications for Regulatory Approval and marketing authorization in all countries in the MINERALYS Territory. MINERALYS shall be responsible for all post-registration commitments as required by the Regulatory Authorities in all countries in the MINERALYS Territory in which Regulatory Approval is obtained. During the POC Period, MINERALYS may consult with MTPC as reasonably necessary regarding, and shall keep MTPC [***] informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field in the MINERALYS Territory. In addition, during the POC Period, MINERALYS shall promptly provide MTPC with copies of any material documents, information and correspondence received from a Regulatory Authority and, upon reasonable request by MTPC, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds, Products or activities under this Agreement.
5.3    Sharing of Information. After the POC Period, [***], MINERALYS shall provide MTPC with a summary report of material Regulatory Filings and activities that occurred during the preceding [***] that relate to Products in the Field in the MINERALYS Territory, and inform MTPC of major regulatory events such as Filing of Regulatory Documents in a country for Regulatory Approval and receipt of Regulatory Approval in a country.
5.4    Regulatory Costs. MINERALYS shall be responsible for all regulatory costs incurred by MINERALYS.
5.5    Languages. MINERALYS shall provide all documents, including electronic files, contemplated under this Article 5, to the other Party in the original language of such documents and, if previously translated into English, such English translation of certain key documents.
Article 6
Commercialization
6.1    Commercialize Diligence, Launch. As between the Parties, MINERALYS shall be solely responsible for all commercialization activities in the MINERALYS Territory, including without limitation the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, distribution and sale of the Product in the

MINERALYS Territory. MINERALYS, through the activities of itself and its Affiliates and Sublicensees, shall use Commercially Reasonable Efforts to perform all such commercialization activities in the MINERALYS Territory and bear all related costs thereof incurred by MINERALYS. MINERALYS shall use Commercially Reasonable Efforts to launch at least one (1) Product in the Major Markets after obtaining Regulatory Approval of at least one Product in such countries. MINERALYS shall also use Commercially Reasonable Efforts to commercialize at least one (1) Product in at least one (1) country of the MINERALYS Territory that is not a Major Market if MINERALYS has obtained Regulatory Approval for such Product in such country.
6.2    Sales [***]. Within a reasonable time [***] prior to the first anticipated Regulatory Approval, MINERALYS shall provide MTPC with [***] for Products in the Field in the MINERALYS Territory.
6.3    Commercialization Information. On a [***] basis, MINERALYS will provide MTPC a [***] of MINERALYS’s commercialization activities for the applicable Product in the Field in the MINERALYS Territory conducted in the preceding year. In addition, MINERALYS will notify MTPC of the launch, First Commercial Sale and withdrawal from market of any Product and entry of Generic Product in any country in the MINERALYS Territory.
6.4    Post-Registration Studies. MINERALYS may, in its sole discretion, conduct Post-Registration Studies of Product at its own expense in the MINERALYS Territory.
6.5    Ownership of Post-Registration Studies Data. All clinical Data generated during the course of such Post-Registration Studies of any Product under Section 6.4 shall be owned by MINERALYS and shall be included in MINERALYS Know-How.
6.6    Pricing, Pricing Approvals and the Distribution of the Product. With respect to the MINERALYS Territory, MINERALYS and its Affiliates and Sublicensees shall be solely responsible for setting all prices and obtaining pricing approvals for all Products, and for distributing and recording all sales of Products in each country of the MINERALYS Territory.
6.7    Product Recalls. If MINERALYS believes that a recall of any Product sold in the MINERALYS Territory is necessary, MINERALYS shall promptly undertake or have undertaken such recall and provide [***] notice to MTPC. Any decision of MINERALYS concerning any recalls of Product shall be solely at MINERALYS’s discretion.
6.8    Commercialization Costs. MINERALYS shall be responsible for all commercialization costs incurred by MINERALYS.
Article 7
Manufacturing
7.1    Development and Commercial Supply. As between the Parties, except as otherwise provided in this Article 7, MINERALYS, itself or through its Affiliates or CMOs, shall be responsible for the manufacture and supply of MINERALYS’s and its Affiliates’ and Sublicensees’ requirements of all Compounds and Products for use in Development and for use in commercialization in the MINERALYS Territory, at its own cost. For clarity, MTPC shall have no obligation to conduct any of the manufacture activities for Compounds or Products and make additional Data.
7.2    On-site visit.
7.2.1    Within [***] from the Effective Date [***], upon a request from MINERALYS, the Parties shall begin discussion of the process of [***] on-site visit to conduct technology transfer process for API relating to the manufacture of Compounds, so that MINERALYS or its designee can begin to apply it to its manufacturing, process development or formulation development resources to be able to implement the manufacturing process used by MTPC (or its Affiliate or CMO) to manufacture Compounds. It is understood that such [***] may include a series of meetings in up to [***] (or such additional time as agreed by the Parties, such agreement not to be unreasonably withheld, delayed, or conditioned) between employees and/or representatives of MINERALYS and MTPC as well as MTPC’s laboratory and/or plant visits in the same days as agreed by the Parties. Such [***] shall be provided at no charge to MINERALYS [***], provided, however, that [***]. Any additional visits shall be subject to [***] reimbursement for MTPC’s employees’ time at a rate to be agreed by the Parties. [***]. For the avoidance of doubt, MTPC shall not be obliged to provide MINERALYS with (i) [***] nor (ii) [***].
7.2.2    MTPC shall provide all information (including without limitation the Data) under this Section 7.2 on “AS IS” basis and in its original language. MINERALYS shall, at its option and its own expense, translate such information to English. Upon reasonable request by MINERALYS, MTPC agrees to review the English translation of any such documents, provided that MINERALYS reimburses MTPC’s reasonable expenses, including MTPC’s employees’ reasonable labor cost, for such review.
Article 8
Non-Compete
8.1    Non-Compete. MINERALYS shall not, and shall not permit any of its Affiliates or Sublicensees to, directly or indirectly, sell or otherwise commercialize, alone or with Third Parties, any Competing Product [***].  Following such request, the Parties shall enter into good faith discussions regarding such request.
Article 9
Intellectual Property Ownership, Prosecution and Maintenance
9.1    Inventorship. Inventorship of any inventions invented during or in connection with any activity under the Agreement shall be determined in accordance with inventorship principles of U.S. laws, and ownership will follow inventorship. Therefore, inventions or discoveries that are first conceived and reduced to practice solely by one Party in the activities under this Agreement will belong solely to such Party.
9.2    MTPC Intellectual Property. MTPC shall own all right, title and interest in and to the MTPC Technology, subject to the rights granted to MINERALYS under this Agreement.
9.3    MINERALYS Intellectual Property. MINERALYS shall own all right, title and interest in and to the MINERALYS Technology, subject to the rights granted to MTPC under this Agreement.

9.4    Joint Intellectual Property. Subject to the license granted to MINERALYS pursuant to Section 2.1, the Parties shall each own an undivided equal interest in and to any Joint Technology, and each Party shall have the right to practice, license to its respective Affiliates and use the Joint Technology on a worldwide basis (subject to any underlying intellectual property rights), without consent of the other Party (where consent is required by law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. For the avoidance of doubt, [***].
9.5    MTPC Patent Rights Prosecution and Maintenance. MTPC shall have control over patent prosecution and maintenance, including without limitation preparation, filing and seeking extension, of the MTPC Patent Rights, at its own cost and choice of counsel. MINERALYS will be kept [***] informed on progress and will be provided [***] opportunity to review and comment on the overall patent strategy and prosecution-related documents, and MTPC shall consider in good faith and incorporate MINERALYS’s reasonable comments related to filings and prosecution-related documents in the MINERALYS Territory prior to submission to United States Patent and Trademark Office or foreign equivalent; [***]. In order to facilitate the foregoing, the Parties will communicate via e-mail as a basis. If both Parties consider that the e-mail communication is not efficient in a timely manner and both Parties agree to have meetings as reasonable in advance of patent filing, including without limitation deadlines for filing non-provisional applications, PCT applications, national stage entries, and appeals in Japan, EU, U.S. and China, which meetings shall include without limitation each Party’s patent counsel and may be held telephonically, to discuss in good faith the matters referenced above.
9.6    Abandonment of MTPC Patent Rights. In the event that MTPC desires to not file, abandon or cease prosecution or maintenance of any MTPC Patent Rights in a certain country or territory in the MINERALYS Territory, MTPC shall provide prompt notice to MINERALYS of such intention to abandon and in no event less than [***] before the deadline for responding or acting to a patent office to avoid abandonment. In such case, no later than thirty (30) days after such notice from MTPC, upon MINERALYS’s written election, MINERALYS shall have the right to assume prosecution and maintenance of such MTPC Patent Rights at MINERALYS’s expense. [***]. If MINERALYS does not provide such election within thirty (30) days after such notice from MTPC, MTPC may, at its sole discretion, continue prosecution and maintenance of such MTPC Patent Rights or discontinue prosecution and maintenance of such MTPC Patent Rights.
9.7    MINERALYS Patent Rights Prosecution and Maintenance. MINERALYS shall have sole control over patent prosecution and maintenance, including without limitation preparation, filing and seeking extension, of the MINERALYS Patent Rights, at its own cost and choice of counsel. [***].
9.8    Abandonment of MINERALYS Patent Rights. [***].
9.9    Joint Patent Rights Prosecution and Maintenance. The Parties shall mutually determine, on a case-by-case basis, which Party shall have primary responsibility for the preparation, filing, prosecution and maintenance of any Joint Patent Rights. The Party having primary responsibility (the “Joint Patent Filing Party”) shall [***] with respect to preparation, filing, prosecution and maintenance of Joint Patent Rights. The

Joint Patent Filing Party shall keep the other Party reasonably informed on progress and shall provide the other Party reasonable opportunity to review and comment on the overall patent strategy and prosecution-related documents, and shall consider in good faith and incorporate the other Party’s reasonable comments related to filings and prosecution-related documents prior to submission to the United States Patent and Trademark Office or foreign equivalent; [***].
9.10     Abandonment of Joint Patent Rights. In the event that the Joint Patent Filing Party desires to abandon or cease prosecution or maintenance of any Joint Patent Rights (except in the event the Parties mutually decide to abandon or cease prosecution, maintenance of such Joint Patent), the Joint Patent Filing Party shall provide prompt notice to the other Party of such intention to abandon and in no event less than [***] before the deadline for responding or acting to a patent office to avoid abandonment. In such case, no later than [***] after such notice from the Joint Patent Filing Party, upon the other Party’s written election provided, the other Party may elect to continue prosecution or maintenance of any such Joint Patent Rights in the MINERALYS Territory [***]. If the other Party does not provide such election within [***] after such notice from the Joint Patent Filing Party, the Joint Patent Filing Party may, at its sole discretion, continue prosecution and maintenance of such Joint Patent Rights or discontinue prosecution and maintenance of such Joint Patent Rights.
Article 10
Patents Enforcement
10.1    Notice. Each Party shall [***] inform the other Party as it becomes aware of any infringement of MTPC Patent Rights, Joint Patent Rights or MINERALYS Patent Rights, including without limitation administrative proceedings before patent offices, including without limitation oppositions and inter partes review.
10.2    ANDAs Notice. Each Party shall [***] notify the other Party upon the receipt of a notice of any 21 U.S.C 355 (b)(2)(A)(iv) or 21 U.S.C 355 (j)(2)(vii)(IV) or any amendment thereof or successor or similar provision of law, “patent certification” (the “Paragraph IV Certificate”) filed by a Third Party FDA applicant which references a United States Patent falling within the scope of MTPC Patent Rights or Joint Patent Rights or MINERALYS Patent Rights for consideration and taking any possible action, including without limitation the bringing of any infringement suit under 35 U.S.C 271 (e)(2) or any successor or similar provision of law (“ANDAs”). The Parties shall discuss strategies and preparation for the actions to be taken against such ANDA filer(s).
10.3    Patent Enforcement.　MINERALYS will have the right, at its sole discretion and expense, to enforce and defend the MTPC Patent Rights, MINERALYS Patent Rights and Joint Patent Rights against infringing third parties with respect to Compound or Product in the Field in the MINERALYS Territory (“MINERALYS Enforcement”). MTPC will reasonably cooperate as necessary to enforce the MTPC Patent Rights and Joint Patent Rights [***]. MINERALYS shall consider in good faith MTPC’s reasonable comments in relation to such enforcement. MTPC will confer upon MINERALYS any authority as an exclusive licensee, including without limitation joining in an action as a litigant, under such MTPC Patent Rights and Joint Patent Rights, necessary for MINERALYS to enforce those MTPC Patent Rights and Joint

Patent Rights in any jurisdiction. MTPC shall have the right to retain its own counsel with respect to its participation in any such enforcement action, bearing its own counsel fees. Notwithstanding the foregoing, if MINERALYS fails to initiate MINERALYS Enforcement against any Third Party action within [***] after receiving Paragraph IV Certificate or [***] after receiving notice of a potential infringement, MTPC shall have right, in its discretion, to institute MINERALYS Enforcement action. Notwithstanding anything to the contrary, in the event that [***].
10.4    Settlement. Neither Party shall enter into a settlement or consent judgment or other voluntary final disposition of an enforcement action or defense action in the MINERALYS Territory without [***]. Any proceeds, including without limitation damages, obtained as a result of such proceeding, by settlement or otherwise, shall be used first to reimburse the respective costs and expenses incurred by each Party in connection with the enforcement and defense actions, including without limitation attorney’s fees. And the amount of any recovery remaining shall then be allocated to MINERALYS and shall be deemed to be Net Sales for purposes of Section 3.3 and MINERALYS shall pay MTPC the corresponding incremental running royalties under Section 3.3. Notwithstanding anything to the contrary, in the event that [***].
10.5    Infringing Third Party Patents. Each Party shall [***] notify the other Party in the event it becomes aware of any Patent Rights that are owned or otherwise Controlled by a Third Party that may be asserted in connection with the manufacture, development, or commercialization of any Compound or Product. The Parties shall [***] thereafter consult and reasonably cooperate to determine a course of action, and each Party shall have the right to participate in defending against any such Third Party infringement claim relevant to any of such Party’s interests hereunder, with counsel of its choice at its own expense. Notwithstanding the foregoing, MINERALYS shall have sole right to control the defense of any claim or action brought in the MINERALYS Territory [***].
Article 11
Trademark
11.1    Selection. Subject to applicable regulatory requirements, the Product may be sold in the Field under any and all trademarks selected by MINERALYS. MINERALYS shall own and be responsible for the selection, preparation, prosecution, registration and maintenance of such trademarks in the MINERALYS Territory.
Article 12
Confidential Information
12.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party shall, during the Term and for [***], keep confidential and not disclose to others or use for any purpose, other than as authorized by this Agreement, all Confidential Information of the other Party or its Affiliates. For purposes of this Agreement, the term “Confidential Information” means the terms and conditions of this Agreement and proprietary or confidential Know-How (of whatever kind and in whatever form or medium, including without limitation copies thereof) (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement. For the avoidance of doubt, “Confidential Information” includes without limitation Know-How regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, Regulatory Documents, technology, products, business information or objectives and other information that are the subject of this Agreement, currently in the possession of, or developed during the Term by MTPC, MINERALYS or any of their respective Affiliates, licensees, or Sublicensees.
12.2    Excluded Information. The restrictions of Section 12.1 shall not apply to any Confidential Information which (i) is already known to the recipient at the time of disclosure, as reasonably documented by written records; (ii) is or later becomes public knowledge through no fault of the recipient; (iii) is received from a Third Party having the lawful right to disclose the information; or (iv) is independently developed by employees of the recipient without access to the disclosing Party’s Confidential Information, as reasonably documented by written records.
12.3    Permitted Disclosure. A Party may disclose Confidential Information of another Party to (i) its Affiliates, and to its and their directors, employees, consultants, attorneys, and agents, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use; (ii) applicable patent granting authorities in preparing, filing, prosecuting, or maintaining patent applications and patents to the extent permitted in this Agreement; (iii) in the case where MINERALYS is the receiving party, in connection with the exercise of the rights granted by MTPC under this Agreement, and the Exploitation of Compounds or Products, including Filing of any Regulatory Documents or other disclosure to Regulatory Authorities and other applicable entities in obtaining and maintaining Regulatory Approvals; (iv) any bona fide actual or prospective collaborators, investment bankers, investors, lenders, acquirers, merger partners, or other potential financial partners (and their attorneys and agents) who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective Persons to determine their interest in collaborating with, investing in, merging with or otherwise forming a relationship with; (v) prosecuting or defending litigation; or (vi) to the extent such disclosure is reasonably required to comply with applicable law, including without limitation required disclosure under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Financial Instruments and Exchange Act, as amended, the regulations and rules of Japan Exchange Group, as amended, the rules of any stock exchange, or any other securities law in any country where either party is required to make such disclosure for compliance with securities law, provided, however, that the receiving Party provides, to the extent permissible and practicable, prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including without limitation upon the disclosing Party’s request or with disclosing Party’s participation, seeking confidential treatment or protective order of such Confidential Information.
12.4    Publicity. It is acknowledged that MINERALYS may desire or be required to issue press releases relating to this Agreement or activities hereunder. [***]. MINERALYS agrees to consult with MTPC reasonably and in good faith with respect to the text and timing of such press release prior to the issuance thereof, and to consider MTPC’s comments in good faith. After the initial press release or public announcement, MINERALYS will be solely responsible for all subsequent press releases regarding this Agreement and agrees to provide MTPC with copies of each proposed press release [***]. Either Party may issue a press release if it determines, based on advice of counsel, it is reasonably necessary to do so to comply with applicable law or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use Commercially Reasonable Efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with this Section 12.4 or is permitted by Sections 12.2 or 12.3 and does not reveal non-public information about the other Party.
12.5    Publication. A Party shall have the right to review and comment on any material proposed for scientific publication or public presentation by the other Party, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the other Party. Before any such material is submitted for publication, the Party proposing publication shall deliver a summary of publication to the other Party at least [***] prior to submitting the material to a publisher or initiating any other disclosure. The other Party shall review any such material and give its comments to the Party proposing publication within [***] of the delivery of such material to such other Party. The publishing party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional [***] for the purpose of preparing and filing appropriate patent applications. For clarity, the foregoing limitations on scientific publication does not limit either Party’s right to disclose Confidential Information in non-scientific publications or public presentations at investor conferences or via other non-scientific venues, provided that such disclosing Party shall reasonably limit disclosure to a minimum necessary to affect the purpose of such non-scientific publication or public presentation.
12.6    Disclosure to Government or in Discovery. Specific terms or conditions of this Agreement may be disclosed pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of a Party’s counsel requires disclosure. If a Party receives a request to disclose any of the terms or conditions of this Agreement pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of such Party’s counsel requests disclosure, such Party shall notify the other Parties within [***] after receiving such request and at least [***] prior to disclosing any terms of this Agreement. Such Party may then disclose the terms and conditions of this Agreement pursuant to such request, provided that it shall have used Commercially Reasonable Efforts to ensure that such disclosure is subject to a protective order limiting access to the disclosure to outside counsel or expert witnesses only. Nothing herein shall preclude any Party from complying with an order requiring disclosure, or an administrative guidance that in the opinion of such Party’s counsel requires disclosure, of the terms of this Agreement that has been issued by a court, arbitrator or administrative agency of competent jurisdiction.
Article 13
Representations and Warranties
13.1    Mutual Representations and Warranties. As of the Effective Date, Each Party represents and warrants to the other that (a) it is a validly existing corporation in good standing in its jurisdiction of incorporation, (b) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder, (c) it has not made and it covenants it will not make any commitments to others in conflict with such rights or this Agreement, (d) except as otherwise disclosed, it is not aware of any legal obstacles which could prevent it from carrying out the provisions of this Agreement, (e) no consent, approval, or agreement of any person, party, court, government or entity is required to be obtained or if required, each Parties has obtained by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, (f) it has obtained all necessary corporate approvals to enter into this Agreement, (g) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (h) the execution, delivery and performance of this Agreement will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
13.2    MTPC Representations, Warranties, and Covenants. MTPC represents, warrants, and covenants (as applicable) to MINERALYS that (a) it has not granted and it will not grant during the Term, any right, option, license, or interest in or to any of the MTPC Technology that is in conflict with the rights or licenses granted to MINERALYS under this Agreement; and MTPC has not granted, or permitted to be attached, and it will not grant or permit to be attached during the Term, any lien, security interest, or other encumbrance with respect to the MTPC Technology, (b) the Patent Rights listed in Exhibit A are all of the Patent Rights owned or otherwise Controlled by MTPC as of the Effective Date that claim or describe (i) the Compound except for the Sub-Compound or (ii) Product except for any pharmaceutical product containing a Sub-Compound (alone or with other active ingredients), and Exhibit A will be updated to include all subsequent Patent Rights owned or otherwise Controlled by MTPC that claim or describe MT-4129, (c) as of the Effective Date and to MTPC’s knowledge, the MTPC Technology comprises all of the intellectual property rights owned or otherwise Controlled and used by MTPC and its Affiliates in the research, development and manufacturing of MT-4129 prior to the Effective Date and to the extent MTPC becomes aware of MTPC Technology of MT-4129 that was not disclosed to MINERALYS, MTPC will promptly notify MINERALYS and amend Exhibits A and C to reflect the full scope of MTPC Technology of MT-4129 with

MTPC’s knowledge, (d) as of the Effective Date and to MTPC’s knowledge, neither MTPC nor its Affiliates has received any written notice of any threatened or pending actions, suits, judgments, settlements, or claims against MTPC or its Affiliates that, if determined adversely to MTPC or its Affiliates, would have a material adverse effect upon (i) MTPC’s ability to grant to MINERALYS the licenses and rights granted under this Agreement, (ii) the ability of MINERALYS to fully utilize the MTPC Technology pursuant to this Agreement, or (iii) MTPC’s right to enter into and perform its obligations under this Agreement, (e) as of the Effective Date and to MTPC’s knowledge, all references cited in the PCT and foreign equivalents of [***] were submitted to the USPTO during prosecution of the patent applications that matured into those two patents; (f) as of the Effective Date and to MTPC’s knowledge, the MTPC Technology does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of MTPC or its employees to a Third Party, (g) as of the Effective Date and to MTPC’s knowledge, MTPC is unaware of any Know-How that (i) is owned or otherwise Controlled by MTPC or its Affiliates and (ii) is necessary for the Development or manufacture or commercialization of MT-4129, other than the MTPC Know-How, (h) as of the Effective Date and to MTPC’s knowledge, MTPC is unaware of any infringement or misappropriation by any Third Party of any of the MTPC Patent Rights listed in Exhibit A, (i) as of the Effective Date and to MTPC’s knowledge, MTPC Controls, and is unaware of any facts that have led MTPC to suspect that it does not have sole Control of, the MTPC Patent Rights listed in Exhibit A existing as of the Effective Date, such ownership of such Patent Rights has been duly recorded with the applicable patent offices or corresponding governmental authorities, and there are no agreements in effect as of the Effective Date between MTPC and a Third Party under which Patent Rights with respect to the MTPC Technology are licensed to MTPC, (j) as of the Effective Date and to MTPC’s knowledge, MTPC is not aware of any issued patents or pending patent applications not owned by MTPC that may cover MT-4129, (k) to MTPC’s knowledge, all inventors of any inventions included within the MTPC Patent Rights listed in Exhibit A owned or otherwise Controlled by MTPC as of the Effective Date have assigned their entire right, title, and interest in and to such inventions and the corresponding Patent Rights to MTPC, (l) as of the Effective Date and to MTPC’s knowledge, no person, other than those persons named as inventors on any MTPC Patent Rights listed in Exhibit A, is, or has alleged to MTPC to be, an inventor of the invention(s) claimed in such MTPC Patent Rights listed in Exhibit A, (m) with respect to all MTPC Patent Rights in as of the Effective Date and to MTPC’s knowledge: each has been prosecuted in material compliance with (i) the duty of disclosure, candor and good faith under 37 C.F.R. 1.56 in the U.S. or (ii) applicable foreign equivalent laws and regulations requiring disclosure of material prior art to the patent granting authority, (n) as of the Effective Date and to MTPC’s knowledge, MTPC has not utilized in conducting manufacture of the Compound or Product any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335), or by any other equivalent foreign Regulatory Authority, (o) MTPC shall perform all of its obligations under this Agreement, and shall comply in all material respects with all applicable laws in performing its activities under this Agreement, (p) as of the Effective Date and to

MTPC’s knowledge, MTPC has provided or made available to MINERALYS prior to the Effective Date, true and correct copies (as of the Effective Date) of all material adverse information actually known to MTPC with respect to the safety and efficacy of any Compounds or Products, and all of the foregoing information and documents provided are true and correct in all material respects, (q) in accordance with this Agreement, MTPC discloses to MINERALYS all material written Know-How in MTPC’s possession and Control as of the Effective Date as listed in Exhibit C necessary for the Development, manufacture or commercialization of the Compounds or Products, (r) as of the Effective Date and to MTPC’s knowledge, the Clinical Supplies labeled as “GMP” (i) were made in compliance with applicable GMP standards, (ii) were stored and handled at all times under environmental conditions necessary to maintain the stability of the Clinical Supplies labeled as “GMP”, and (iii) (1) meets the applicable mutually agreed material specifications therefor, (2) be free of material defects in workmanship and materials, and (3) be free and clear of any and all liens or other security interests, and (s) as of the Effective Date and to MTPC’s knowledge, MTPC has obtained all licenses, authorizations, and permissions necessary under applicable GMP standards necessary for the manufacture of the Clinical Supplies labeled as “GMP.”
13.3    MINERALYS Representations, Warranties, and Covenants. MINERALYS represents, warrants, and covenants to MTPC that (a) neither MINERALYS nor its Affiliates has received any written notice of any threatened or pending actions, suits, judgments, settlements, or claims against MINERALYS or its Affiliates that, if determined adversely to MINERALYS or its Affiliates, would have an adverse effect upon (i) the ability of MINERALYS to fully utilize the MTPC Technology pursuant to this Agreement or (ii) MINERALYS’ right to enter into and perform its obligations under this Agreement, (b) [***], (c) MINERALYS shall perform all of its obligations under this Agreement, and shall comply in all material respects with all applicable laws in performing its activities under this Agreement, (d) [***], and (e) MINERALYS will not utilize, in conducting manufacture of the Compound or Product any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335), or by any other equivalent foreign Regulatory Authority and (f) MINERALYS shall, and shall direct its Affiliates to, perform all of its obligations under this Agreement, and shall comply in all material respects with all applicable laws in performing its activities under this Agreement.
13.4    Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MTPC TECHNOLOGY, MINERALYS TECHNOLOGY, MTPC PATENT RIGHTS, MINERALYS PATENT RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

Article 14
Limitation of Liability, Indemnification, and Insurance
14.1    Limitation of Liability. EXCEPT FOR THE OBLIGATIONS SET FORTH IN THIS ARTICLE, AND VIOLATIONS OF ARTICLE 12 (CONFIDENTIALITY), AND UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) FOR LOST REVENUE, LOST PROFITS, OR LOST SAVINGS OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES), HOWEVER CAUSED, IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
14.2    Indemnification by MINERALYS. MINERALYS will indemnify, defend and hold harmless MTPC and its Affiliates and their respective directors, officers, employees and agents (the “MTPC Indemnitees”) from and against any and all claims, damages, liabilities, losses, costs (including without limitation reasonable attorneys’ fees and expenses) and expenses (collectively, “Losses”) arising from: (a) any breach by MINERALYS of any obligation, representation, warranty, or covenant expressly made by MINERALYS under this Agreement; (b) the Exploitation of any Compound or Product by or on behalf of MINERALYS, its Affiliates or Sublicensees; or (c) any Third Party claim of death, bodily injury or physical property damage arising from and determined to be attributable to (i) the Development, manufacture (for use, distribution or sale by or on behalf of MINERALYS, its Affiliates or Sublicensees), use, commercialization, distribution or sale of any Compound and/or Product by MINERALYS, its Affiliates, Sublicensees, employees, agents or contractor, or (ii) the negligent act or negligent omission or willful misconduct of MINERALYS or its Affiliates, Sublicensees, employees, agents or contractors; provided, however, that such indemnification shall not apply to any Losses to the extent such Losses arise from a breach by MTPC of any obligation, representation, warranty, or covenant expressly made by MTPC under this Agreement or the negligence or willful misconduct of any MTPC Indemnitees or breach of this Agreement by MTPC.
14.3    Indemnification by MTPC. MTPC will indemnify, defend and hold harmless MINERALYS and its Affiliates and their respective directors, officers, employees and agents (the “MINERALYS Indemnitees”) from and against all Losses arising from: (a) any breach by MTPC of any obligation, representation, warranty, or covenant expressly made by MTPC under this Agreement; (b) the Exploitation of any Compound or Product by or on behalf of MTPC in (i) the elected country(ies) in the Negotiation Right Territory after the execution of the Negotiation Right Territory Sublicense or (ii) anywhere in the MINERALYS Territory before the Effective Date or (c) any Third Party claim of death, bodily injury or physical property damage arising from and determined to be attributable to (i) the Development, manufacture (for use, distribution or sale by or on behalf of MTPC or its Affiliate or MTPC’s sublicensees under the Negotiation Right Territory Sublicense), use, distribution or sale of any Compound and/or Product by MTPC or its Affiliates, employees, agents, or contractor in the elected country(ies) in the Negotiation Right Territory after the execution of the Negotiation Right Territory Sublicense, or (ii) the negligent act or negligent omission or willful misconduct of MTPC or its Affiliates, MTPC’s sublicensees under the Negotiation Right Territory Sublicense, employees or agents; provided, however, that such indemnification shall not apply to any Losses to the extent such Losses arise from a breach by MINERALYS of any obligation, representation, warranty, or covenant expressly made by MINERALYS under this Agreement or the negligence or willful misconduct of any MINERALYS Indemnitees or Sublicensees or breach of this Agreement by MINERALYS.
14.4    Indemnification Procedure. As a condition precedent to a Party’s (the “Indemnifying Party”) obligations to indemnify, defend and hold harmless any MTPC Indemnitee or MINERALYS Indemnitee (collectively, an “Indemnified Party”) pursuant to Section 14.2 or 14.3 above, the Indemnified Party shall promptly notify in writing, and provide a copy to, the Indemnifying Party of any complaint, summons or other written or verbal notice that the Indemnified Party receives of any claim that may be subject to such obligations. An Indemnified Party’s failure to deliver written notice, to the extent prejudicial to the Indemnifying Party’s ability to defend such claim, shall relieve the Indemnifying Party of liability to the Indemnified Party under Section 14.2 or 14.3 hereof, as applicable. The Indemnified Party shall allow the Indemnifying Party the control of the defense and settlement thereof, and assist in such defense and settlement as the Indemnifying Party may reasonably request in connection with the defense and settlement of the claim (at the Indemnifying Party’s sole cost and expense), and the Indemnifying Party shall assume the defense thereof with counsel of its choosing; provided, that the Indemnified Party shall have the right to participate in any such proceeding with counsel of its choosing at its own expense. No Indemnified Party may settle a claim or action covered by this Section 14.2 or 14.3 without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld, delayed or conditioned. Any payment made by an Indemnified Party in violation of this Section 14.4 to settle any such claim or action shall be at its own cost and expense.
14.5    Insurance. During [***] thereafter, each Party shall obtain and maintain (a) commercial general liability insurance covering its obligations and activities hereunder and (b) products liability insurance including coverage for such Party’s Products undergoing clinical trials or being marketed, with financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry (or reasonable self-insurance sufficient to provide materially the same level and type of protection).
Article 15
Term and Termination
15.1    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless terminated earlier pursuant to the terms of Sections 4.2.4, 15.3, 15.4, 15.5, 15.6 or 15.7, shall expire on a Product-by-Product and country-by-country basis until the date upon which MINERALYS is no longer obligated to provide royalty payments to MTPC under Section 3.3 hereof.
15.2    Effect of Expiration. Upon expiration of Royalty Term on a Product-by-Product and country-by-country basis, no further royalties shall be payable in respect of sales of such Product in such country and thereafter the licenses granted to MINERALYS with respect to such Product in such country shall be fully paid-up, perpetual, non-exclusive irrevocable, royalty-free license.
15.3    Termination for Convenience. MINERALYS may at its discretion terminate this Agreement in its entirety or on a Product-by-Product or country-by-country basis at any time after the completion of the POC Period Studies for the MINERALYS Territory by providing upon (i) ninety (90) days written notice to MTPC with respect to any country for which there is not a Product approved by the Regulatory Authority and (ii) one hundred and eighty (180) days written notice to MTPC with respect to any country for which there is a Product approved by the Regulatory Authority. Immediately after MINERALYS provides such notice, MINERALYS shall arrange for either a face-to-face or a telephone or an equivalent meeting with MTPC to confer and explain the reason for its termination decision.
15.4    Termination by MTPC for Ceasing Development. MTPC shall have the right to terminate this Agreement, if MINERALYS has not initiated regulatory consultation for the first Global Clinical Trials for MT-4129, [***], with any Regulatory Authority [***].
15.5    Termination by Either Party for Material Breach of the Other Party. Upon any material breach of this Agreement by either Party (the “Defaulting Party”), the other Party (the “Terminating Party”) may elect to terminate this Agreement pursuant to this Section 15.5 by providing the Defaulting Party with written notice of the material breach. The Defaulting Party shall have [***] from receipt of written notice to cure any such alleged material breach (or, if applicable, such longer period, but not to exceed [***], as would be reasonably necessary for a Defaulting Party to cure such material breach, provided the Defaulting Party has commenced and continues its Commercially Reasonable Effort to cure during the initial [***] following the date on which the breach notice is provided), unless such alleged breach is a failure to pay an amount due hereunder on a timely basis, in which case the Defaulting Party shall have [***]. Upon the end of the cure period, if the material breach is not cured within such period, the Terminating Party may terminate this Agreement with immediate effect upon written notice to the Defaulting Party, and the Terminating Party shall be entitled to claim from the Defaulting Party all damages which would otherwise be due to the Terminating Party and to seek all other remedies otherwise available to the Terminating Party for such material breach. Notwithstanding the foregoing, if the Parties reasonably and in good faith disagree as to whether there has been a material breach, including without limitation whether such breach was material, the Parties shall discuss in good faith to resolve such dispute for a period of up to [***] from the end of the cure period, and the Terminating Party may not terminate this Agreement during such period.
15.6    Termination by Either Party upon Insolvency of the Other Party. Either Party may terminate this Agreement immediately by providing written notice, if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) makes a general assignment for the benefit of its creditors, (c) is dissolved or liquidated in full or in substantial part, (d) commences a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or any other similar law now or hereafter in effect for the purpose of liquidating itself or all or substantially all of its assets, including without limitation a case under Chapter 7 of the U.S. Bankruptcy Code, (e) takes any corporate action for the purpose of effecting any of the foregoing, (f) is the subject of a case or proceeding under any bankruptcy, insolvency, reorganization, moratorium, rehabilitation, delinquency or any other similar law now or hereafter in effect, including without limitation a case under Chapter 11 of the U.S. Bankruptcy Code, which has been converted to a liquidation or dissolution proceeding, or (g) becomes the subject of an involuntary case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or any other similar law now or hereafter in effect for the purpose of liquidating itself or all or substantially all of its assets, including without limitation a case under Chapter 7 of the U.S. Bankruptcy Code, that is not dismissed within [***] following commencement.
15.7    Patent Right Challenge. [***].
15.8    Effect of Termination.
15.8.1    Upon the termination of this Agreement by MTPC pursuant to Section 4.2.4, 15.4, 15.5, 15.6, or 15.7 or by MINERALYS pursuant to Section 15.3, the following provisions shall apply, subject to Section 15.9:
(a)    promptly after the termination, but no later than [***] after such termination, MINERALYS shall return to MTPC or destroy all records of Confidential Information of MTPC in MTPC’s discretion, except for such Confidential Information which has to be retained by MINERALYS or its Affiliates according to law or regulation, provided however that such Party may retain a single archival copy of MTPC’s Confidential Information for the monitoring of its continued obligations hereunder;
(b)    promptly after the termination, but no later than [***] after such termination, upon MTPC’s request and at MINERALYS’s expense, MINERALYS shall return to MTPC or destroy all Clinical Supplies, formulated drug compounds (capsules), placebo capsules and other samples provided by MTPC to MINERALYS under this Agreement;
(c)    subject to the rights of MINERALYS’s Sublicensees under Section 15.9, the license rights, including without limitation the right to sublicense, granted to MINERALYS, pursuant to Sections 2.1 shall terminate; and
(d)    subject to the payment of the incremental running royalties under Section 3.3, MINERALYS and its Affiliates and Sublicensees shall have the right to sell the inventory of Products manufactured and held by MINERALYS and its Affiliates and Sublicensees for [***] after the date of termination, provided, however, that upon the expiration of such [***] period, MTPC has the right to purchase the inventory of Compound and/or Product from MINERALYS at MINERALYS’s Cost of Goods without mark-up or profit margin.
15.8.2    For termination of this Agreement solely during the period commencing on the Effective Date and ending [***] after the POC Period, as determined by the date of the termination notice, by MTPC pursuant to Section 4.2.4, 15.4, 15.5, 15.6, or 15,7, or by MINERALYS pursuant to Section 15.3, the following provisions in addition to the provisions from (a) to (d) of Section 15.8.1 shall apply, subject to Section 15.9:
[***];
15.8.3    For termination of this Agreement after [***].
15.9    Survival of Sublicenses. Unless a Sublicensee provides that it shall terminate upon termination of this Agreement, if this Agreement terminates for any reason, then at the option of any Sublicensee not in breach of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee) such Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of MTPC under, and subject to the terms and conditions of, this Agreement, subject to modifications with respect to territory, field, exclusivity, and other conditions consistent within the scope and terms and conditions of the applicable sublicense and this Agreement; provided, however, that such Sublicensee shall cure all material breaches within the reasonable timeframe as contemplated in this Article 15, if any, by MINERALYS of this Agreement that relate to such sublicense.
15.10    Pre-Existing Obligations. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.
15.11    Surviving Provisions. In addition to the survivability of certain provisions of this Agreement as expressly set forth herein, the following provisions shall survive in the event of expiration or termination of this Agreement for any reason: Articles 1, 9, 12, 14, and 16 and Sections 2.5, 10.3-10.4 (as applicable), 13.4, 15.8 (as applicable), 15.9, 15.10, 15.11 and 15.12, such other provisions hereof as are required for the interpretation or enforcement of those Sections, and any other provisions that, as apparent from their terms in the context of this Agreement, are intended to survive termination or expiration of this Agreement. Expiration or termination of this Agreement for any reason will not preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such Expiration or termination.
15.12    365(n) of the U.S. Bankruptcy Code. All licenses and rights to licenses granted under or pursuant to this Agreement by MTPC to MINERALYS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code, including without limitation all trademarks and non-U.S. Patent Rights.
Article 16
Miscellaneous
16.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation to earthquakes, fire, floods, embargoes, war, acts of war (whether war is declared or not), pandemics, insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance, and shall continue to perform hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.
16.2    Assignment. No Party may assign its rights or, except as expressly provided herein, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that either Party shall always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates and (b) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, or asset purchase) to all or substantially all of the business to which this Agreement relates, [***]. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 16.2 shall be void.
16.3    Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.
16.4    Compliance with Applicable Laws. The Parties shall comply with all provisions of any applicable laws, regulations, rules and orders relating to the license granted and to the testing, development, production, transportation, export, packaging, labeling, sale, reimbursement or use of Products. The Parties shall use Commercially Reasonable Efforts to obtain written assurances regarding export and re-export of technical data (including without limitation Product made by use of technical data) as may be required by the applicable U.S. Office of Export Administration Regulations or its applicable foreign equivalents. MINERALYS shall mark each Product with all issued MTPC Patent Rights covering such Product to the extent required in the applicable country in the MINERALYS Territory.

16.5    Anti-corruption laws. Each Party and its Affiliates, licensees, Sublicensees, employees, agents, contractors, sub-contractors, and consultants shall comply with all applicable laws, regulations, statutes and codes relating to any applicable anti-bribery and anti-corruption laws, including but not limited to the Japan Unfair Competition Prevention Act, the UK Bribery Act of 2010 and the U.S. Foreign Corrupt Practices Act (“Anti-Corruption Laws”). Neither Party shall engage in any conduct that would constitute an offence under any Anti-Corruption Laws in any jurisdiction and shall ensure that its internal policies and procedures comply with the Anti-Corruption Laws.
16.6    Governing Law. This Agreement is governed by and construed in accordance with the laws of the state of New York, U.S. without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
16.7    Dispute Resolution.
(a)    [***]
(b)    Notwithstanding the foregoing, nothing in this Agreement will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including without limitation a temporary restraining order, preliminary injunction or other interim equitable relief, concerning any such dispute either prior to or during any arbitration.
16.8    Entire Agreement. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made, including without limitation the Material Transfer Agreement, are expressly merged in and made a part of this Agreement. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail unless expressly stated otherwise. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.
16.9    Headings. The captions to the several Articles and Sections hereof and Exhibits hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.
16.10    Waiver. The failure of either Party to enforce any provision of this Agreement at any time shall not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either Party of any provision or requirement hereunder shall neither be deemed nor operate as a future waiver of such or any other provision or requirement.
16.11    Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting any Party the authority to bind or contract any obligation in the name of or on the account of another Party or to make any statements, representations, warranties or commitments on behalf of another Party. All persons employed by a Party shall be employees of such Party and not of another Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
16.12    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to MTPC:	Mitsubishi Tanabe Pharma Corporation 2-10 Dosho-machi, 3-chome, Chuo-ku Osaka 541-8505, Japan

Attention: Head of Business Development Facsimile [***]

If to MINERALYS:	Mineralys Therapeutics, Inc. 100 Pine Street, Suite 1250 San Francisco, CA 94111, U.S.A.

Attention:

Chief Executive Officer Legal Department

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130, U.S.A.

Attention: [***]
16.13    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
16.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

Mineralys Therapeutics, Inc.	Mitsubishi Tanabe Pharma Corporation

By: /s/ [***]
By: /s/ [***]
Name: [***]
Name: [***]
Title: Chief Executive Officer	Title: Vice President, Head of Business Development

Exhibit A
[***]

Exhibit B
[***]

Exhibit C
[***]

Exhibit D
[***]